FOR IMMEDIATE RELEASE

Core Molding Technologies Reports Fiscal 2022
Second Quarter Results
Record Quarterly Sales of $98.7 million, up 23%

COLUMBUS, OH, August 9, 2022 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today reports financial and operating results for the fiscal quarter ended June 30, 2022.

Second Quarter 2022 Highlights

•Net sales of $98.7 million, up 22.7% from $80.5 million in the prior year; and product sales of $93.3 million, up 17.9% from the prior year.
•Raw material cost recoveries were approximately $7.8 million, or 7.9% of net sales, for the three months ended June 30, 2022. Excluding raw materials recoveries, total net sales increased $10.5 million, or 13.0%, compared to the same period in 2021.
•Gross margin of $13.0 million, or 13.2% of net sales, compared to $13.7 million or 17.1% of net sales. Excluding the impact of raw material recoveries, gross margin was 14.3% of net sales in the 2022 second quarter. The gross margin percentage pressures were primarily due to product mix shifts, coupled with production inefficiencies and inflation.
•Selling, general and administrative expenses of $8.7 million, or 8.8% of net sales compared to $7.6 million or 9.4% in the prior year same period.
•Operating income of $4.4 million, or 4.4% of net sales, versus $6.2 million, or 7.7% of net sales in the prior year.
•Net income of $2.2 million, or $0.26 per diluted share, compared to net income of $4.1 million, or $0.48 a year ago.
•Adjusted EBITDA1 of $7.9 million, or 8.0% of net sales, compared to $9.7 million, or 12.0% of net sales in the prior year.

Six Month 2022 Highlights

•Net sales of $189.3 million, up 24% from $153.3 million in the prior year; and product sales of $183.2 million, up 23.6% from the prior year.
•Raw material cost recoveries were approximately $17.3 million, or 9.1% of net sales, for the six months ended June 30, 2022. Excluding raw materials recoveries, total net sales increased $18.7 million, or 12.2%, compared to the same period in 2021.
•Gross margin of $27.6 million, or 14.6% of net sales, compared to $26.5 million or 17.3% of net sales. Excluding the impact of raw material recoveries, gross margin was 16.0% of net sales in the first six months 2022.
•Selling, general and administrative expenses of $17.2 million, or 9.1% of net sales compared to $14.9 million or 9.7% in the prior year same period.
•Operating income of $10.4 million, or 5.5% of net sales, versus $11.5 million, or 7.5% of net sales in the prior year.
•Net income of $6.1 million, or $0.71 per diluted share, compared to net income of $7.5 million, or $0.89 a year ago.
•Adjusted EBITDA1 of $17.5 million, or 9.2% of net sales, compared to $18.2 million, or 11.9% of net sales in the prior year.

1 Adjusted EBITDA is a non-GAAP financial measure as defined and reconciled below.

David Duvall, the Company’s President and Chief Executive Officer, said, “We are pleased to report another record sales quarter for the Company. Major programs are ramping up throughout 2022, and new business wins continue to be our primary growth driver. We continued to make progress on raw material recoveries, and I am pleased to announce an extension of our Volvo supply agreement through 2027. The extension provides new commercial terms for raw material recoveries beginning July 1, 2022 and ensures Volvo uninterrupted service for the next five years. We are excited to extend this relationship. The new terms will provide a financial benefit starting in the third quarter of 2022.

“Momentum continues to fuel our revenue growth, and incremental business is further diversifying our product mix into new and rapidly growing markets such as Industrial, Utilities and Packaging, as well as Power Sports. Our major end markets’ demand remains strong which allows our Technical Solutions sales team to be more selective on new business opportunities that will contribute better margin profiles.”

John Zimmer, the Company’s EVP and Chief Financial Officer commented, “It was a solid quarter with continued momentum in our sales, program launches and a continuation of strong demand. Gross margins were impacted by inflationary pressures recoveries and certain operating inefficiencies driven by high demand and product mix shift. We are implementing operational improvements to meet demand increases and improve margins.

“We ended the quarter with a strong working capital position and financial liquidity. In late July, we refinanced the Company’s existing debt facility with a new $75 million credit facility, which provides the Company with an additional $25 million of liquidity and reduces the interest cost of our term loan debt. Our solid balance sheet and new credit facility give us financial flexibility to successfully grow the business and deliver on our commitment to long-term value creation through growth and prudent investments in our business,” concluded Zimmer.

2022 Capital Expenditures

The Company’s capital expenditures for the first six months of the year were $8.6 million. As a result of the net new business and program wins through the first half of 2022 of $16 million, on top of $75 million of net new business wins in 2021, the Company has planned 2022 capital expenditures of approximately $20 million. Expenditures for automation and the addition of three presses in the direct long fiber and structural foam processes will provide added capacity to allow the Company to meet its current demand and to add new business.

Financial Position at June 30, 2022

The Company’s total liquidity at the end of the second fiscal quarter 2022 was $17.6 million, with $114 thousand in cash and $17.5 million of undrawn capacity under the Company’s revolving credit facility. The Company’s term debt was $23.2 million at June 30, 2022. The term debt-to-trailing twelve months Adjusted EBITDA1 was less than one times Adjusted EBITDA1 at the end of the fiscal second quarter. The Company had a return on capital employed1 of 15.2% on an annualized basis for the six months ended June 30, 2022.

Subsequent to the end of the quarter on July 22, 2022, the Company refinanced its existing debt facility with a new credit facility in an aggregate principal amount of $75 million, evenly divided between a revolving loan, term loan and capex loan commitment. Concurrent with the closing of this credit agreement, the Company entered into an interest rate swap agreement through July 22, 2027, on the $25 million term loan and will pay a fixed rate of 4.75%. The Company repaid its existing Wells Fargo and FGI term loans with proceeds from the new credit facility.

1 Adjusted EBITDA and return on capital employed are metrics and non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the quarter ended June 30, 2022. To access the call live by phone, dial (844) 881-0134 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through August 16, 2022, by calling (877) 344-7529 and using passcode ID: 5953288#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up, direct long-fiber thermoplastics (“D-LFT”) and structural foam and structural web injection molding (“SIM”). Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including the short-term and long-term impact of the COVID-19 pandemic on our business, changes in the plastics, transportation, marine and commercial product industries, efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements, the Company’s initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward looking statements relating to our operations and business: business conditions in the plastics, transportation, power sports, utilities and commercial product industries (including changes in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; the adverse impact of the coronavirus ( COVID 19) global pandemic on our business, results of operations, financial position, liquidity or cash flow, as well as impact on customers and supply chains; safety and security conditions in Mexico and Canada; fluctuations in foreign currency exchange rates; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; ability to accurately quote and execute manufacturing processes for new business; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; labor availability; a work stoppage or labor disruption at one of our union locations or one of our customer or supplier locations; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of sufficient capital; the ability of Core Molding Technologies to provide on time delivery to customers, which may require additional shipping expenses to ensure on time delivery or otherwise result in late fees and other customer charges; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the Annual Report on Form 10 K for the year ended December 31, 2021.

Company Contact:
Core Molding Technologies, Inc.
John Zimmer
Executive Vice President & Chief Financial Officer
614-870-5604

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

Net sales:
Products	$93,317	$79,117	$183,218	$148,251
Tooling	5,418	1,344	6,108	5,039
Total net sales	98,735	80,461	189,326	153,290

Total cost of sales	85,690	66,725	161,774	126,836

Gross margin	13,045	13,736	27,552	26,454

Selling, general and administrative expense	8,660	7,563	17,155	14,935

Operating income	4,385	6,173	10,397	11,519

Other income and expense
Interest expense	459	584	1,000	1,163
Net periodic post-retirement benefit	(31)	(40)	(62)	(80)
Total other income and expense	428	544	938	1,083

Income before income taxes	3,957	5,629	9,459	10,436

Income tax expense	1,769	1,543	3,407	2,894

Net income	$2,188	$4,086	$6,052	$7,542

Net income per common share:
Basic	$0.26	$0.48	$0.71	$0.89
Diluted	$0.26	$0.48	$0.71	$0.89

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	6/30/2022	As of
	(unaudited)	12/31/2021
Assets:
Current assets:
Cash and cash equivalents	$114	$6,146
Accounts receivable, net	54,092	35,261
Inventories, net	28,957	25,129
Prepaid expenses and other current assets	8,537	8,606
Total current assets	91,700	75,142

Right of use asset	4,694	5,577
Property, plant and equipment, net	79,407	75,897
Goodwill	17,376	17,376
Intangibles, net	8,593	9,567
Other non-current assets	2,986	3,133
Total Assets	$204,756	$186,692

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$1,146	$3,943
Revolving debt	6,744	4,424
Accounts payable	33,028	22,695
Contract liabilities	5,684	6,256
Compensation and related benefits	7,937	7,532
Accrued other liabilities	9,894	8,202
Total current liabilities	64,433	53,052

Other non-current liabilities	3,881	4,605
Long-term debt	22,098	21,251
Post retirement benefits liability	7,722	7,689
Total Liabilities	98,134	86,597

Stockholders' Equity:
Common stock	84	82
Paid in capital	39,095	38,013
Accumulated other comprehensive income, net of income taxes	948	1,075
Treasury stock	(29,099)	(28,617)
Retained earnings	95,594	89,542
Total Stockholders' Equity	106,622	100,095
Total Liabilities and Stockholders' Equity	$204,756	$186,692

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six months ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$6,052	$7,542
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,219	6,161
Share-based compensation	1,082	804
Losses on foreign currency	175	188
Change in operating assets and liabilities:
Accounts receivable	(18,831)	(18,184)
Inventories	(3,828)	(3,679)
Prepaid and other assets	265	1,224
Accounts payable	10,318	9,119
Accrued and other liabilities	1,622	5,557
Post retirement benefits liability	(128)	(236)
Net cash provided by operating activities	2,946	8,496
Cash flows from investing activities:
Purchase of property, plant and equipment	(8,623)	(5,387)
Net cash used in investing activities	(8,623)	(5,387)
Cash flows from financing activities:
Gross borrowings on revolving loans	(73,559)	(9,507)
Gross repayment on revolving loans	75,879	9,287
Payment of deferred loan costs	—	(2)
Payments related to the purchase of treasury stock	(482)	(47)
Payment on principal on term loans	(2,193)	(1,375)
Net cash used in financing activities	(355)	(1,644)
Net change in cash and cash equivalents	(6,032)	1,465
Cash and cash equivalents at beginning of year	6,146	4,131
Cash and cash equivalents at end of year	$114	$5,596
Cash paid for:
Interest	$886	$935
Income taxes	$3,761	$3,503
Non cash investing activities:
Fixed asset purchases in accounts payable	$731	$99

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) plant closure costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment and net working capital. Return on capital employed represents earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt. Adjusted gross margin represents gross margin divided by (i) net sales minus (ii) raw material recoveries. These metrics are supplemental measures of our operating performance that are neither required by nor presented in accordance with, GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present a reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to Adjusted EBITDA for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net income	$2,188	$4,086	$6,052	$7,542
Provision for income taxes	1,769	1,543	3,407	2,894
Total other expenses(1)	428	544	938	1,083
Depreciation and amortization	2,972	2,994	5,976	5,922
Share-based compensation	581	486	1,082	804
Adjusted EBITDA	$7,938	$9,653	$17,455	$18,245

Adjusted EBITDA as a percent of net sales	8.0%	12.0%	9.2%	11.9%

(1)Includes interest expense and non-cash periodic post-retirement benefit cost

Core Molding Technologies, Inc.
Adjusted Gross Margin Reconciliation
(unaudited, in thousands)

	Three months ended	Six months ended
	June 30, 2022	June 30, 2022
Net sales	$98,735	$189,326
Raw material recoveries	7,817	17,317
Adjusted net sales	$90,918	$172,009

Gross margin	$13,045	$27,552

Gross margin percentage	13.2%	14.6%
Adjusted gross margin percentage	14.3%	16.0%

Core Molding Technologies, Inc.
Computation of Return on Capital Employed
Six Months Ended June 30, 2022 and 2021
(unaudited, in thousands)

	2022	2021
Equity	$106,622	$100,095
Structure debt	29,988	29,618
Total structured investment	$136,610	$129,713

Operating income	$10,397	$11,519
Return on capital employed	7.6%	8.9%
Annualized return on capital employed	15.2%	17.8%

Core Molding Technologies, Inc.
Free Cash Flow
Six Months Ended June 30, 2022 and 2021
(unaudited, in thousands)

	2022	2021
Cash flow provided by operations	$2,946	$8,496
Purchase of property, plant and equipment	(8,623)	(5,387)
Free cash flow (deficit) surplus	$(5,677)	$3,109